Exhibit 15.1

Deloitte & Touche LLP 5140 Yonge Street Suite 1700 Toronto ON M2N 6L7 Canada

Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference into Registration Statements Nos. 333-172796 and 333-178190 on Form F-3 of our report dated February 7, 2012, relating to the consolidated financial statements of Intellipharmaceutics International Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this annual report on Form 20-F for the year ended November 30, 2011.

Independent Registered Chartered Accountants
Licensed Public Accountants
May 10, 2012
Toronto, Canada